EXHIBIT 10.5

To: Andrew W. Evans

From: D. Raymond Riddle

Re:  Notice Regarding and Amendment to Your Continuity Agreement Dated September 30, 2005

Date: February 24, 2006

Pursuant to Section 7.6 of the Continuity Agreement among you, AGL Resources Inc. and AGL Services Company, dated September 30, 2005 (the “Agreement”) and in consideration of ten dollars ($10.00) to be paid to you and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sections 1.16(b) and 2.1 of the Agreement are hereby amended in their entirety to read as follows:

1.16(b) any adverse change in the Executive's rate of annual base salary or annual incentive compensation opportunity (i.e., annual cash bonus opportunity under the Annual Incentive Plan or a successor plan) from the rate of annual base salary and annual incentive compensation opportunity in effect as of the earliest of the date of the Announcement, the date of a Change in Control or the date of the Consummation of a Change in Control Transaction;

2.1. Term. Subject to Section 2.2, this Agreement shall commence on the Effective Date and shall continue in effect until November 30, 2007 (the “Term”). The Term shall be extended one (1) year on the first anniversary of the Effective Date and on each anniversary thereafter unless either party gives notice of non-extension prior to any such anniversary.

Furthermore, this Amendment and Notice is being furnished to inform you that the Agreement will not be extended beyond the last date of its now current Term, November 30, 2007.

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment and Notice to be effective as of the date and year first written above.

COMPANY:

AGL RESOURCES, INC.

By:  /s/ D. Raymond Riddle
Title: Interim Chairman and Chief Executive Officer

EXECUTIVE:

/s/ Andrew W. Evans
SIGNATURE

[THIS DOCUMENT HAS BEEN EXECUTED IN DUPLICATE.]